OWNERS MEETING BassDrill Ltd HitecVision’s offices at Dronning Mauds gate 11, Oslo 10:00 – 12:00 Friday, 17 February 2012 Exhibit 99.5

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© BassDrill
This document contains Proprietary and Confidential information of BassDrill Ltd.
It shall not be disclosed to any person by Recipient except as permitted by the applicable
Confidentiality Agreement between the Parties.
BassDrill
1. BassDrill – Current Status
2. Tender rig market – BassDrill’s View
3. BassDrill – Plans and Ambitions
Agenda

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© BassDrill
This document contains Proprietary and Confidential information of BassDrill Ltd.
It shall not be disclosed to any person by Recipient except as permitted by the applicable
Confidentiality Agreement between the Parties.
BassDrill
BassDrill
BassDrill «Beta»
BassDrill «Alpha»
BassDrill Current Status - Overview
«Beta»
«Alpha»
Full management team and seasoned Board of Directors in
place
Two proprietary ABS-approved designs (exclusive rights) in
place
Design contract awarded with a major operator for a semi
tender deep water project
Construction management contract in Korea expanding
and expecting operational management contract award by
mid year
Project progressing on track with a Q2-2013 delivery to
Petrobras
Currently operates under 9 well contract with Total with 3
options remaining
Follow on contract with another operator in West Africa

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© BassDrill
This document contains Proprietary and Confidential information of BassDrill Ltd.
It shall not be disclosed to any person by Recipient except as permitted by the applicable
Confidentiality Agreement between the Parties.
BassDrill
BassDrill Alpha Ltd. owned 25.26% by BassDrill Ltd.
Successful refinancing December 2011:
BassDrill Alpha
USD 55m bond @ 17.5% matured December 2011, refinanced with
USD 55 million senior loan provided by two international commercial banks, and a
USD 10 million subordinated loan provided by the BassDrill Alpha shareholders on a pro rata basis
BassDrill Alpha was delivered and operated Alpha in West Africa 1 yr Oct/10 –
Oct/11 for Perenco
Second contract commenced for Alpha with Total, Congo 9-18 month duration
A follow on contract with Canadian Natural Resources in the Ivory Coast for 18 –
36 months secured

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© BassDrill
This document contains Proprietary and Confidential information of BassDrill Ltd.
It shall not be disclosed to any person by Recipient except as permitted by the applicable
Confidentiality Agreement between the Parties.
BassDrill
BassDrill Beta - Under Construction for Petrobras
BassDrill offered Petrobras
a superior rig
First tender semi design to meet more
challenging sea conditions than existing
design
Open, proprietary design allowed for
international shipyard tender (lower price vs.
existing design)
In-house engineering team designed drilling
package for use on Petrobras’ TWLP
Construction against contract
Fully turnkey construction at DSIC (Dalian)
20/0.5/0.5/79% payment terms
125 MUSD take-out financing secured from
Natixis in May 2011
Balance of takeout financing to be established
Approx. 60 MUSD
Construction on schedule - Delivery Q2 2013
Drilling package constructed in the USA
945 day firm contract period starting Q2 2013
200 MUSD contract value ex. performance bonus

BassDrill Ltd., Bermuda
(Holding)
BassDrill Alpha Ltd., Bermuda
(25,26%)
BassDrill Mgmt, USA
(100%)
BassDrill Beta Ltd., Bermuda
(100%)

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© BassDrill
This document contains Proprietary and Confidential information of BassDrill Ltd.
It shall not be disclosed to any person by Recipient except as permitted by the applicable
Confidentiality Agreement between the Parties.
BassDrill
BassDrill Ltd. – Current Corporate Structure
(main operational companies shown only)
Financial investors  74.74%
•
USD 65 million share issue executed in April 2011, at USD 1.706 per share
•
45.8m shares currently outstanding
•
Shares quoted on the N-OTC
HVAS 51,22%
Founders 14,99%
Management 1,78%
Other investors 32,01%

President
Kerry Kunz
832-494-2201
CFO
Lasse Kjelsaas
(Norway)
Administrative Manager
Susan Thomas
832-494-2215
Sr. VP of Finance & Admin.
Eric Hoegg
832-494-2216
Sr. VP of QHSET & HR
Keith Stratton
832-494-2203
Sr. VP of Engineering & Projects
Christian Wood
832-494-2208
Director of Marketing
Franck Soule
(Paris)
Director of Operations
Jack Langley
832-494-2159
Admin Asst & Doc Control
Debbie Pever
832-494-2161
Engineering Assistant
Meredith Cusack
832-494-2150
Dir. of Acctg & Fin. Reporting
Rodney Lenfant
832-494-2204
Maintenance Manager
Richard Dole
832-494-2153
Alpha Area Office
Alpha Operations
(see separate sheet)
Supply Chain Manager
Rosalee Baker
832-494-2152
Construction Mngmt. Team
Daewoo Project
Quality & HSE Manager
Terry Sims
832-494-2206
Director of Projects
Hong (Harry) Li
832-494-2157
Data Entry Clerk
Jennifer Romero
832-494-2214
Field Based Operations
Staff Accountant
Sean Shin
832-494-2202
HR & Training Manager
Allan Gregorcyk
832-494-2156
Accounts Payable Clerk
Amber Hudleston
832-494-2158
HR & Training Assistant
Ludmila Paul
832-494-2200
Applications Manager
Kurt Held
832-494-2207
Sr. Projects Manager
Brian Miller
832-494-2154
Interface Manager
Rablab Labnongsang
832-494-2212
Beta Construction Mngr.
Dejan Djokic
(Dalian, China)
Sr. Structural Engineer
Rick Pessarra
832-494-2219
Technical Supervisor
Mark Bluestone
832-273-4874
Beta Site Team
(Dalian, China)
Designer / CAD Drafting
Rey Espinoza
832-494-2211
Structural Engineer
Anthony Mannering
832-494-2187
Designer / CAD Drafting
Andy Ramos
832-494-2209
Lead Designer
Andrew Gwynn
832-494-2185
Document Controlle
Ernest Daniel
832-494-2186
Primary Task is Houston Based Support of BT3500 Project
Based on 2 to 4 Rigs over the next 18 Months.
Positions filled since April, 2011

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© BassDrill
This document contains Proprietary and Confidential information of BassDrill Ltd.
It shall not be disclosed to any person by Recipient except as permitted by the applicable
Confidentiality Agreement between the Parties.
BassDrill
BassDrill – Organisation chart

Helge Haakonsen
Chairman

Paal R. Olsen
Dep. chairman

Erland Bassoe

Roy Hallas

Ola Saetre

Staale Roed

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© BassDrill
This document contains Proprietary and Confidential information of BassDrill Ltd.
It shall not be disclosed to any person by Recipient except as permitted by the applicable
Confidentiality Agreement between the Parties.
BassDrill
BassDrill – Board of Directors
- Former CEO FOE
- HitecVision - HitecVision - Bassoe Offshore - Former COO
Prosafe Production
- Former MD of Tender
Div Smedvig & SDRL

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© BassDrill
This document contains Proprietary and Confidential information of BassDrill Ltd.
It shall not be disclosed to any person by Recipient except as permitted by the applicable
Confidentiality Agreement between the Parties.
BassDrill
1. BassDrill – Current Status
2. Tender rig market – BassDrill’s View
3. BassDrill – Plans and Ambitions
Agenda

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© BassDrill
This document contains Proprietary and Confidential information of BassDrill Ltd.
It shall not be disclosed to any person by Recipient except as permitted by the applicable
Confidentiality Agreement between the Parties.
BassDrill
Large increases in exploration spending in 2012 by the majority of independents and majors
The tender market continues to strengthen with a number of opportunities coming available in late 2012 and 2013 in both SE Asia as well as West-Africa
SDRL recently fixed the new build West Esperanza for 235k/day effective rate for
Hess in Equatorial Guinea
Specific opportunities in West-Africa for 3 operators over and above present fixtures
Several near term opportunities for both barges and semi-tenders
Market update & observations

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© BassDrill
This document contains Proprietary and Confidential information of BassDrill Ltd.
It shall not be disclosed to any person by Recipient except as permitted by the applicable
Confidentiality Agreement between the Parties.
BassDrill
1. BassDrill – Current Status
2. Tender rig market – BassDrill’s View
3. BassDrill – Plans and Ambitions
Agenda

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© BassDrill
This document contains Proprietary and Confidential information of BassDrill Ltd.
It shall not be disclosed to any person by Recipient except as permitted by the applicable
Confidentiality Agreement between the Parties.
BassDrill
Present and Near-Term Objectives
Presently shortlisting shipyards following first round of bids and shipyard audits
BassDrill’s plan & ambition is to enter into newbuild contract in the near-term
Commencement of IPO in Oslo intended for Q2

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© BassDrill
This document contains Proprietary and Confidential information of BassDrill Ltd.
It shall not be disclosed to any person by Recipient except as permitted by the applicable
Confidentiality Agreement between the Parties.
BassDrill
Increase size – Double the size of BassDrill over the next two years
Double the number of vessels
Take advantage of the strong tender market
Fleet replacement – Take advantage of a market where the average age of the barge fleet is 22.5 years, 10 vessels > 30 years of age
Continue to gain market share while growing in both sectors of the tender market (Semis and Barges)
Increase shareholder value – Create value with quality assets, quality management and strong contracts
Use capital markets to finance growth – Planned IPO in Oslo commencing within Q2 2012
Clear Objectives

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© BassDrill
This document contains Proprietary and Confidential information of BassDrill Ltd.
It shall not be disclosed to any person by Recipient except as permitted by the applicable
Confidentiality Agreement between the Parties.
BassDrill
Risk factors
Investing in BassDrill involves inherent risks. Prospective investors should consider, among other things, the risk factors set out below before making an investment decision. The risks described below are not the only ones facing the Company. Additional risks not presently known to the Company or that the Company currently deems immaterial may also impair the Company’s business operations and adversely affect the price of the Company’s Shares and ability to service its debt. If any of the following risks actually occur, BassDrill’s business, financial position and operating results could be materially and adversely affected. A prospective investor should consider carefully the factors set forth below, and elsewhere in this presentation, and should consult his or her own expert advisors as to the suitability of an investment in the shares of the Company. An investment in the shares is suitable only for investors who understand the risk factors associated with this type of investment and who can afford a loss of all or part of the investment.
FINANCIAL RISK
Interest rate and currency fluctuations
The Company will be exposed to risks due to fluctuations in interest and currency exchange rates. BassDrill may attempt to minimise these risks by implementing hedging arrangements as appropriate, but will not be able to avoid these risks.
Financial reporting, including income and expenses, of the Company are primarily in USD. Currency fluctuations may influence the value of the Company’s shares. The value of non-USD currency denominated charter contracts and indebtedness will be affected by changes in currency exchange rates or exchange control regulations. Currency exchange rates are determined by forces of supply and demand in the currency exchange markets. These forces are affected by the international balance of payments, economic and financial conditions, government intervention, speculation and other factors. Changes in currency exchange rates relative to the USD may affect the USD value of the Company’s assets and thereby impact upon the Company’s total return on such assets.
Currency fluctuations relative to the USD of an investor’s currency of reference may adversely affect the value of an investor’s investments.
Borrowing and leverage
Borrowings and leverage normally generate interest costs which may cause significant negative impact to the Company’s financial accounts. Repayment of debt may be challenging and cause the Company to enter into bankruptcy proceedings. The Company seeks to undertake substantial leverage and may depend on debt facilities to finance its tender semi construction project.
Existing financing risk
As of 14 February 2012, the Company had no interest bearing debt. The Company has however entered into a senior secured term loan facility which will be effective upon taking delivery of the Beta. Potential debt facilities impose debt service obligations and significant operating and financial restrictions on the
Company, which may prevent the Company from capitalizing on business opportunities or adversely affect the Company’s ability to operate its business.
Although the Company intend to replace these financings as deemed necessary or appropriate, any new sources of financing are subject to conditions in the credit market, which are currently volatile. There can be no assurance that the Company will be able to procure new financing or that the terms of any new financing will be favourable. If the Company is unable to procure new financing or the terms of any new financing is less favourable, the results of operations or financial condition could adversely be affected and there could also be a risk that the Company are forced to enter into bankruptcy proceedings.
Fluctuating value of the fleet
The value of the semi owned by the Company may fluctuate with market conditions. Any downturn in the market could have a material adverse effect on the
Company’s asset value. In such a case, sales of the Company’s semi could be forced at prices that may represent a potential loss of value.
RISK IN CONNECTION WITH THE COMPANY’S SHARES
Investment and trading risks in general
Any investment in the Company’s shares is associated with an element of risk. BassDrill operates in a market featuring open and fierce competition, and a number of factors outside the Company’s control may affect its performance.
Price volatility of unlisted securities
The Company's shares are registered on the N-OTC, but not listed on any stock exchange or regulated market. As such there is limited liquid trade in the
Company's shares and continuous pricing of the shares.
The Company intends to initiate a listing process in Oslo during Q2 2012, but no guarantee of a future listing can be given.

OPERATIONAL RISK

Construction risk

- BassDrill is currently in the interim stage of the construction of a tender semi at Dalian shipyard in China. Delivery date and cost estimate are referred to in this presentation. Although the Company has thoroughly evaluated its investment budget, re-negotiated its contract with the yard, etc., no guarantee that the tender semi will be delivered at estimated time and cost can be given.

Tender semi operation

- The Company will be exposed to operational risks associated with offshore operations, such as breakdown, bad weather, technical problems, force majeure situations (nation wide strikes etc), collisions and grounding, that may have a material adverse effect on the earnings and value of the Company. There are several factors that could contribute to an accident, including, but not limited to, human errors, weather conditions and faulty constructions.

Management and personnel

- The Company's success depends upon the leadership and performance of its management. The loss of one or more of the senior managers without adequate or timely replacement could have a material adverse effect on the Company's business, results of operations, financial condition or prospects. The Company is dependent upon its ability to attract and retain highly skilled technical, engineering, operations, finance, business development, managerial and marketing personnel throughout the world. Limitations on the Company's ability to hire and train the required number of personnel would reduce its capacity to undertake contracts and may have an adverse impact on its business, results of operations, financial condition or prospects.

Political instability

- Many of the areas where the Company has potential business partners and where its tender semi may be located are characterised by political instability. The semi may be located in the immediate proximity of platforms, other floating production semis and other offshore oilfield infrastructure which could be subject to terrorist attacks. This may represent a security risk exposure to the units. Even though the semi has insurance coverage against terrorist attacks, such an incident could result in a substantial loss of revenue and large policy claims to be handled, and no assurance can be given that the Company will have sufficient insurance coverage in place for any such losses.

Insurance

- Operational risks can cause personal injury, the loss of the unit, operational disruption, off hire and termination of contract. In order to mitigate these risks, the Company has implemented an insurance program in line with market practice, and additional insurance is always considered when a specific project is considered to be of a high risk nature. This can include loss of hire coverage notwithstanding that such insurance is costly, but no assurance can be given that the Company will have sufficient insurance coverage against all such losses.

Laws and regulations

- Due to changing community expectations and the direct impact of various oil spill incidents around the world in recent years, regulation of uncontrolled discharges to the marine environment via international conventions and legislation has become increasingly stringent and thus potentially poses a material risk to the Company. In addition to those laws and regulations which apply to the Company in a country of operation, oil companies typically attempt to devolve increased risk and liability to the contractor and require indemnification for an increased range of pollution events which can impact negatively on insurance premiums and cause substantial losses to the Company if such a situation were to occur.
- Laws and regulations also affect the construction and ongoing operational cost of the Company's tender semi as health and safety requirements become progressively stringent over time. The Company's semi is outfitted with modern equipment that meets prevailing (as opposed to historical) standards and the cost to maintain compliance with these standards increases each year.

Risks associated with upgrade, refurbishment and repair projects

- The Company incur upgrade, refurbishment and repair expenditures for the semi from time to time, including when the Company acquire other units or when repairs or upgrades are required by law, in response to an inspection by a governmental authority on relocation between contracts, or when a unit is damaged. These upgrades, refurbishment and repair projects are subject to risks, including delays and cost overruns, which could have an adverse impact on our available cash resources and results of operations.

Risks associated with disputes

- The Company might enter into disputes with its suppliers and contractors. Such disputes could result in a loss of revenue and/or claims from suppliers/contractors.

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© BassDrill
This document contains Proprietary and Confidential information of BassDrill Ltd.
It shall not be disclosed to any person by Recipient except as permitted by the applicable
Confidentiality Agreement between the Parties.
BassDrill
Risk factors, cont’d

COMMERCIAL RISK

The Company may assume substantial responsibilities

- It should be emphasised that contracts in the offshore sector require high standards of safety, and it is important to note that all offshore contracts are associated with considerable risks and responsibilities. These include technical, operational, commercial, financial and political risks. The Company will obtain insurances deemed adequate for its business, but it is impossible to insure against all applicable risks and liabilities. For instance, under some contracts the relevant entity in the Company may have unlimited liability for losses caused by its own gross negligence, whereas such liability in general will not be covered by insurance policies. The Company may also incur liability for pollution and other environmental damage without being able to recover said liabilities through insurances.

Market risks

- The demand for tender semis will always fluctuate depending on global market drivers such as global oil and gas price levels, political climate, economical climate, operators' willingness to invest, levels of exploration and development for oil and gas, increases in the number of tender semis available for contracts, etc. Fluctuations in the oil price have historically been shown to have a significant impact on the demand for services such as those the Company provides. New entrants in the market could also have a negative effect on the contractual prices as well as market value of the Company's assets.

Political and regulatory risks

- Changes in the legislative and fiscal framework governing the activities of the oil companies could have a material impact on exploration and development activity in general or affect the Company's operations directly. In particular, changes in political regimes will constitute a material risk factor for the Company's operations in foreign countries. As many of the Company's potential business partners and locations are located at highly sensitive areas from a political point of view, this is a risk factor that has to be taken into consideration.

Requisition or arrest of the assets

- Tender semis could be requisitioned by a government in the case of war or other emergencies or become subject to arrest. This could significantly and adversely affect the earnings of the Company as well as the Company's liquidity.

Oil prices

- Historically, demand for offshore exploration, development and production services have been volatile and impacted by the price of hydrocarbons. Extended periods of low oil prices historically lead to a reduction in exploration drilling as the oil companies scale down their investment budgets. The sharp reduction in production costs on new oil fields may reduce the strong historical correlation between day-rates and oil prices. Nevertheless, a decrease in oil prices may have a material adverse impact on the financial position of the Company.

Service life and technical risks

- The service life of a new tender semi is generally assumed to be more than 30 years, but will ultimately depend on its capability. There can be no assurance that the Company's semi will be successfully deployed for such period of time. There will always be some exposure to technical risks, with unforeseen operational problems leading to unexpectedly high operating costs and/or lost earnings, which may have a material adverse effect on the financial position of the Company.

Credit risk of clients

- Lack of payments from customers/clients may significantly and adversely impair the Company's liquidity. BassDrill gives due consideration to the credit quality of its potential clients during contract negotiations to minimize the risk of payment delinquency, but no assurance can be given that the Company will be able to avoid this risk.

Failing to obtain new contracts for the units

- The company does not currently have any contracts for its tender semi other than the contract with Petrobras. BassDrill expects that it will be able to further contract the semi. However, there can be given no assurance that the Company will be able to get new contracts for it's semi in a timely manner. If a delay in obtaining new contracts for it's semi extends beyond such contingency period, the Company may be required to obtain additional financing.

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© BassDrill
This document contains Proprietary and Confidential information of BassDrill Ltd.
It shall not be disclosed to any person by Recipient except as permitted by the applicable
Confidentiality Agreement between the Parties.
BassDrill
Risk factors, cont’d

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© BassDrill
This document contains Proprietary and Confidential information of BassDrill Ltd.
It shall not be disclosed to any person by Recipient except as permitted by the applicable
Confidentiality Agreement between the Parties.
BassDrill
Copyright of all published material including photographs, drawings and images in this document remains vested in BassDrill Ltd and third party contributors as appropriate. Accordingly, neither the whole nor any part of this document shall be reproduced in any form nor used in any manner without express prior permission and applicable acknowledgements. No trademark, copyright or other notice shall be altered or removed from any reproduction.
This presentation is intended solely for the person or entity to whom it is addressed. Any dissemination, distribution or copying is strictly prohibited.
Copyright